Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 3/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

03/04/2005	$127,673	Edison Asset Securitization	2.74%	05/04/2005
03/04/2005	300,000	WestDeutsche Landesbank	2.75	05/04/2005
03/16/2005	20,700	Amsterdam Funding Corp	2.67	04/14/2005
03/29/2005	117,929	Preferred Receivables Fu	2.79	04/28/2005